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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-42814 of our report dated February 25, 2000 (March 23, 2000 as to footnote 14) relating to the consolidated financial statements of Viewlogic Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the bases of presentation discussed in Note 1 to the consolidated financial statements), appearing in the Form 8-K/A dated May 15, 2000 of Innoveda, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 10, 2000